Exhibit 99.1

Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
EVP & CFO
(609) 945-1202
Lazar Partners Ltd.
Gregory Gin, Investor Relations
(212) 867-1762
Barrier Therapeutics Completes Patient Enrollment for Pivotal Phase 3 Clinical Trial of Hyphanox™ for Onychomycosis

Princeton, N.J., September 28, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced that it has completed patient enrollment for its pivotal Phase 3 clinical study of Hyphanox™, a novel patented oral formulation of the antifungal agent itraconazole, for the treatment of toe nail onychomycosis (nail fungus).

“The completion of enrollment in this pivotal clinical trial is another important milestone for Barrier Therapeutics as we continue to advance our pipeline of product candidates that target large market opportunities in dermatology,” commented Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “We believe that Hyphanox has the potential to be an effective oral treatment for onychomycosis, providing patients with a more convenient dosing form and offering Barrier Therapeutics a potential entry into one of the largest disease categories in dermatology.”

The Phase 3 clinical trial in toenail onychomycosis is a randomized, double-blind, placebo-controlled, non-inferiority study comparing the efficacy of once daily dosing of one 200 mg tablet of Hyphanox to two 100 mg capsules of generic itraconazole, which is currently approved for the chronic treatment of toe nail and finger nail onychomycosis in the United States. This trial is designed to study the effect of Hyphanox 200 mg tablets, taken once a day orally for three months. Efficacy, is defined as both complete clinical and mycological cure of fungal toenail infection at nine months following end of treatment. Screening of over 4,400 individuals has lead to the enrollment of over 1,370 patients in this multi-center, multi-national trial.

“This study, which we believe is the largest randomized controlled clinical study in onychomycosis ever undertaken, further demonstrates Barrier’s commitment to bring innovative treatments to dermatologists and their patients,” said Dr. Braham Shroot, Chief Scientific Officer of Barrier Therapeutics. “Based on the study protocol, the last patient should complete the study in September of next year and we expect to announce top-line results during the fourth quarter of 2008.”

About Onychomycosis
Onychomycosis is a chronic and recurring fungal infection of the toenails or the fingernails resulting in thickening and discoloration of the nail. Without treatment, the disease sometimes can result in pressure, irritation, serious pain and disability. In the United States, onychomycosis is estimated to affect up to 35 million people.

Barrier Therapeutics Completes Patient Enrollment in Pivotal Phase 3 Clinical Trial of Hyphanox™ for Onychomycosis

About Hyphanox™

Hyphanox is a unique 200 mg tablet formulation of itraconazole, an antifungal agent that is used in the treatment of various fungal infections, including onychomycosis, commonly known as nail fungus, and vaginal candidiasis, commonly known as vaginal yeast infection. Itrazonazole is approved for the treatment of both onychomycosis and vaginal candidiasis outside the United States, and for onychomycosis in the United States. The Company believes that, if approved, the unique Hyphanox formulation may provide the benefits of convenience and improved compliance as compared to generic 100 mg itraconazole capsules.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential for Hyphanox and the anticipated timing for results from the company’s Phase 3 trial for Hyphanox. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.